THIRD AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER

THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND LIMITED WAIVER, dated as of November 4, 2013 (this “Amendment”), is by and among JAMBA, INC., a Delaware corporation (the “Parent”), JAMBA JUICE COMPANY, a California corporation (the “Borrower”), the Subsidiary Guarantors party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”).

RECITALS

A.                Reference is made to the Credit Agreement, dated as of February 14, 2012, as amended by the First Amendment to Credit Agreement, dated as of November 1, 2012 and the Second Amendment to the Credit Agreement, dated as of July 22, 2013 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Parent, the Borrower, and the Bank. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B.                 The Company has notified the Bank of the occurrence of an Event of Default arising from the failure of the Credit Parties to comply with the Minimum Fixed Charge Coverage Ratio in Section 6.2 of the Credit Agreement for the fiscal quarter ending September 30, 2013 (the “Specified Event of Default”).

C.                 The Borrower has requested certain amendments to the Credit Agreement and for the Bank to waive the Specified Event of Default and the Bank has agreed to make such amendments and to grant such waiver on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1              Amendments to Section 1.1 (Defined Terms) of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)                The definition of “Consolidated Leverage Ratio” is hereby deleted in its entirety and replaced with the following:

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date plus (ii) the product of Consolidated Rent Expense for the period of four fiscal quarters ending on such date multiplied by eight, to (b) Consolidated EBITDAR for the period of four fiscal quarters ending on such date, provided that, for purposes of the calculation of the Consolidated Leverage Ratio as of any date (i) Consolidated EBITDA of the Parent and its Subsidiaries shall exclude any Consolidated EBITDA arising from stores owned by the Parent and its Subsidiaries that have been disposed of as of such date as part of a refranchising program or otherwise, and (ii) Consolidated Rent Expense shall exclude any Consolidated Rent Expense attributable to any stores owned by the Parent and its Subsidiaries that have been disposed of as of such date as part of a refranchising program or otherwise.

(b)               The definition of “Fixed Charge Coverage Ratio” is hereby deleted in its entirety and replaced with the following:

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus Capital Expenditures minus dividends and other distributions (other than dividends paid on preferred stock), each for the period of four fiscal quarters ending on such date, to (b) Consolidated Fixed Charges as of such date; provided that, for the fiscal quarters ending December 31, 2013, March 31, 2014 and June 30, 2014, Capital Expenditures for purposes of this definition for the period of four fiscal quarters ending on such dates shall be deemed to be actual Capital Expenditures for such period minus $4,000,000 (but not to be less than zero).

1.2              Amendments to Section 6.1 (Maximum Consolidated Leverage Ratio) of the Credit Agreement. Section 6.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

6.1 Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter to be greater than the ratio set forth below opposite such fiscal quarter (or opposite the period that includes such fiscal quarter):

Period	Maximum Consolidated Leverage Ratio
Fiscal quarter ending September 30, 2013 through the fiscal quarter ending September 30, 2014	5.50 to 1.00
Fiscal quarter ending December 31, 2014 through the fiscal quarter ending September 30, 2015	5.25 to 1.00
Each fiscal quarter thereafter	5.00 to 1.00

1.3              Amendments to Section 6.3 (Minimum Consolidated Tangible Net Worth) of the Credit Agreement. Section 6.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

6.3 Minimum Consolidated Tangible Net Worth. Permit, at any time, Consolidated Tangible Net Worth to be less than $20,000,000.

ARTICLE II

LIMITED WAIVER

The Bank hereby waives the Specified Event of Default; provided that the foregoing waiver shall not be deemed to modify or affect the obligations of the Credit Parties to comply with each and every other obligation, covenant, duty, or agreement under the Credit Agreement and the other Credit Documents, in each case as amended, from and after the date hereof. The waiver in this Article II is a one-time waiver and shall not be construed to be a waiver of or in any way obligate the Bank to waive any other Default or Event of Default under the Credit Agreement and the other Credit Documents that may occur from and after the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to the Bank as follows:

3.1              Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties of the Credit Parties contained in the Credit Agreement and each other Credit Document is true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

3.2              No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

3.3              Authorization. The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the corporate authority of each Credit Party, (ii) have been duly authorized by all necessary corporate action of the each Credit Party, (iii) do not and will not violate any provision of law, statute, rule or regulation to which any Credit Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Credit Party, (iv) do not violate or breach any provision of the governing documents of any Credit Party, and (v) do not violate or breach any agreement or other instrument binding upon any Credit Party, in each case under this clause (v) where such violation or breach, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.4              Governmental Approvals. The execution, delivery and performance of this Amendment by each Credit Party do not require the approval or consent of, or filing with, any Governmental Authority, except such approvals or consents as have been obtained and are in full force and effect and such filings as have been made.

3.5              Enforceability. This Amendment has been duly executed and delivered by the each Credit Party and constitutes each Credit Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity and conflicts of laws or by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights.

ARTICLE IV

CONDITIONS OF EFFECTIVENESS

This Amendment shall become effective as of the date hereof (the “Third Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a)                The Bank shall have received from each party hereto either (i) a counterpart of this Amendment signed on behalf of each Credit Party and the Bank, or (ii) written evidence satisfactory to the Bank (which may include facsimile or other electronic image scan transmission of a signed signature page of this Amendment) that each such party has signed a counterpart of this Amendment.

(b)               The Bank shall have received payment of an amendment fee in the amount of $10,000.

(c)                The Bank shall have received payment of all other fees and other amounts due and payable on or prior to the Third Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel to the Bank) required to be reimbursed or paid by the Borrower under the Credit Agreement, this Amendment or any other Credit Document.

ARTICLE V

AFFIRMATION OF OBLIGATIONS

5.1              Affirmation of Obligations. Each Credit Party hereby approves and consents to the amendments contemplated by this Amendment and agrees that its obligations under the Credit Documents to which it is a party shall not be diminished as a result of the execution of this Amendment. This acknowledgement by each Credit Party is made and delivered to induce the Bank to enter into this Amendment, and each Credit Party acknowledges that the Bank would not enter into this Amendment in the absence of the acknowledgements contained herein.

5.2              Liens. Each Credit Party hereby ratifies and confirms the grant of a security interest in and Lien on the Collateral contained in the Security Documents that were executed in connection with the Credit Agreement, which security interest and Lien shall continue in full force and effect without interruption.

ARTICLE VI

MISCELLANEOUS

6.1              Release. In consideration of the Bank’s willingness to enter into this Amendment, the Credit Parties hereby release the Bank and each of its respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Credit Documents on or prior to the date hereof.

6.2              Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

6.3              Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended hereby. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

6.4              Expenses. The Borrower agrees on demand (i) to pay all reasonable fees and expenses of counsel to the Bank, and (ii) to reimburse the Bank for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Credit Documents delivered in connection herewith.

6.5              Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

6.6              Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

6.7              Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

6.8              Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Credit Agreement to be executed by their duly authorized officers as of the date first above written.

THE BORROWER: JAMBA JUICE & COMPANY

THE BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION